PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc.

GAAP net income attributable to Photronics, Inc.	$9,291	$8,144	$16,229	$23,922

(a) Debt extinguishment loss and net interest impact,
net of tax	-	-	35,486	-

(b) Consolidation and restructuring credits, net of tax	-	(168)	-	(4,979)

(c) Impact of warrants, net of tax	(175)	554	424	1,246

(d) Deferred financing fees write off, net of tax	-	-	-	1,011

Non-GAAP net income attributable to Photronics, Inc.	$9,116	$8,530	$52,139	$21,200

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	76,259	66,145	58,458	65,803

Non-GAAP	76,082	66,145	71,940	65,803

Net income per diluted share

GAAP	$0.14	$0.14	$0.28	$0.43

Non-GAAP	$0.14	$0.14	$0.80	$0.38

(a)

Represents extinguishment charges during the year ended October 30, 2011 related to the repurchase of $35.4 million of our 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.

(b)	Includes credits related to restructuring in China.

(c)	Represents financing expenses related to warrants, which are recorded in other expense, net.

(d)	Represents write-off of deferred financing fees recorded in interest expense, as a result of an amendment to our revolving credit facility.